EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Nonstatutory Stock Plan and the Amended and Restated 2003 Stock Plan of our report dated January 27, 2004, except for Note Fifteen, as to which the date is February 5, 2004, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
August 20, 2004